                                                                    EXHIBIT 99.1


                      [HOLLINGER INTERNATIONAL INC. LOGO]





FOR IMMEDIATE RELEASE

Contact:

Paul B. Healy, Vice President                     Peter K. Lane, Vice President
Corporate Development and                         Chief Financial Officer
Investor Relations                                Hollinger International Inc.
Hollinger International Inc.                      (800) 288-1141
(212) 586-5666                                    (416) 363-8721




                     HOLLINGER INTERNATIONAL INC. ANNOUNCES
                 FIRST QUARTER 2003 EARNINGS OF $0.03 PER SHARE


NEW YORK, MAY 20, 2003 -- HOLLINGER INTERNATIONAL INC (NYSE: HLR) announces net earnings for the quarter ended March 31, 2003 of $2.3 million or $0.03 per share, an improvement of $106.3 million over a net loss of $104.0 million or a loss of $1.08 per share for the quarter ended March 31, 2002. As disclosed in our 2002 annual report, the net loss for the first quarter of 2002 has been restated to include a $0.7 million after tax increase in amortization expense relating to the reclassification of goodwill to identifiable long lived intangible assets and to reflect a $20.1 million after tax writedown of goodwill at the Jerusalem Post.

Revenues for the first quarter of 2003 were $260.3 million, an increase of $
13.3 million or 5.4% from $247.0 million in the first quarter of 2002. The increase is primarily due to increases in advertising revenue at the Chicago Group as well as the favorable impact on revenues of the strengthening of the British pound and the Canadian dollar against the U.S. dollar offset in part by a decline in revenue at the U.K. Newspaper Group as measured in British pounds.

Operating income in the first quarter of 2003 was $13.5 million compared to $17.7 million in 2002, a decrease of $4.2 million. Depreciation and amortization included in operating income totaled $12.2 million in the first quarter of 2003 and $13.0 million in 2002, a decrease of $0.8 million.


712 FIFTH AVENUE, NEW YORK, NEW YORK 10019 TEL:(212) 586-5666 FAX:(212) 586-0010

Operating costs increased by $17.6 million to $246.9 million in the first quarter of 2003 from $229.3 million in 2002. Increased costs were primarily attributable to the aforementioned strengthening of the currencies of our foreign operations against the U.S. dollar and to a lesser extent planned increases in marketing activities at the U.K. Newspaper Group. The Company continues to benefit from low newsprint prices with newsprint costs for the first quarter 2003 being $37.8 million compared to $38.7 million in the prior year quarter.

Non-operating income and expenses had a significant impact on earnings. Foreign currency exchange gains in the quarter amounted to $44.0 million, primarily relating to the Company's obligations with respect to its Participation Trust as a result of the strengthening of the Canadian dollar, compared to foreign currency exchange losses in the prior year quarter of $82.9 million primarily relating to the substantial liquidation of the Company's investment in its Canadian operations. The Company is benefiting from its refinancing and debt reduction with interest expense of $13.9 million in the first quarter 2003 compared to $17.2 million in 2002. Other non-operating expenses also include losses on the extinguishment of debt of $37.3 million in the first quarter 2003 and $34.7 million in 2002.

Revenues at the Chicago Group were $106.0 million in the first quarter of 2003 compared with 2002 first quarter revenues of $104.7 million, an increase of $1.3 million or 1.2%. Operating income at the Chicago Group increased by $2.7 million in the quarter from $3.6 million in 2002 to $6.3 million in 2003. Contributing to the improved operating income were an increase in advertising revenue of $1.8 million, particularly classified and retail, continuing reductions in newsprint expense and reduced wage and salary expenses. Those gains were partially offset by a $0.9 million reduction in circulation revenue attributable to a small decline in circulation as well as increased employee benefit costs. The Company's Ashland printing facility is now fully operational with consequent additional savings in labor costs estimated at $1.5 million per year.

Revenues at the U.K. Newspaper Group were $134.6 million in the first quarter of 2003, an increase of $11.1 million over comparable period revenues of $123.5 million in 2002. The increase reflects a strengthening of the pound against the dollar partially offset by a decrease in revenues measured in British pounds of 3.0% year over year. Advertising revenues declined by Pound Sterling 3.8 million or 6.5%, principally display and recruitment advertising, partially offset by a Pound Sterling 1.3 million or 5.5% increase in circulation revenue. The increase in circulation revenue is due to price increases implemented in prior years. The Telegraph has reduced its bulk and foreign print sales and is investing the related cost savings in the development and marketing of the newspapers. Overall operating income at the U.K. Newspaper Group decreased by $5.8 million from the prior year quarter to $16.6 million largely as a result of decreases in advertising revenue, budgeted



712 FIFTH AVENUE, NEW YORK, NEW YORK 10019 TEL:(212) 586-5666 FAX:(212) 586-0010
increases in marketing costs, reductions in the price and volume of newsprint and the impact of changes in foreign currency exchange rates. In local currency, operating income was Pound Sterling 10.4 million in the first quarter of 2003 compared to Pound Sterling 15.7 million in the prior year period, a decrease of Pound Sterling 5.3 million.




OTHER

Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include The Daily Telegraph, The Sunday Telegraph and The Spectator magazine in Great Britain, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post and The International Jerusalem Post in Israel, a portfolio of new media investments and a variety of other assets.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

              FOR MORE INFORMATION ON HOLLINGER INTERNATIONAL INC.,
                 PLEASE VISIT OUR WEBSITE AT WWW.HOLLINGER.COM.






712 FIFTH AVENUE, NEW YORK, NEW YORK 10019 TEL:(212) 586-5666 FAX:(212) 586-0010